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                   JONES, DAY, REAVIS & POGUE
                    51 LOUISIANA AVENUE, N.W.
                   WASHINGTON. D.C. 20001-2113

        TELEPHONE: 202-879-3939 - FACSIMILE: 202-626-1700

                     WRITER'S DIRECT NUMBER:
                         (214) 969-4511
                     kanclaurin@jonesday.com

                                  November 30, 2001



By Facsimile (212) 480-8421)

Gary J. Wolfe, Esquire
Seward & Kissel LLP
One Battery Park Plaza
New York, NY 10004

Re: Allied Riser Communications Corporation

Dear Mr. Wolfe:

     We represent Allied Riser Communications Corporation (the
"Company"). I am writing in response to your letter of November
29, 2001 to Allied Riser's general counsel, Michael Carper.

     On November 26, 2001, you sent Mr. Carper a letter setting forth two proposals to Allied Riser, one for repurchase of notes by the Company and the other for a purchase of the Company's equity by four holders of those notes. You also asked that the Company provide you with a response to your letter by the close of business on November 28.

     On November 28, Mr. Carper wrote to acknowledge receipt of your letter and to inform you that the Company, in consultation with its legal and financial advisers, was evaluating the information set forth in your letter. He also informed you that Allied Riser would respond to your letter when this evaluation was complete.

     Yesterday afternoon, November 29, you sent Mr. Carper your letter demanding an "acceptable written response" from Allied Riser by the end of the day today. You wrote that, in the event you did not receive such a response, "the Note holders will deem the offers rejected and withdrawn...."

     As Mr. Carper informed you in his letter of November 28, the Company and its advisers cannot evaluate your clients' proposals



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within the time period that you have set. However, your letter of
November 29 stated that these proposals will be withdrawn at the close of business today in the absence of an "acceptable written response" from the Company. Because the Company is not in a position to give you a response to your proposals today, we understand that we should consider those proposals withdrawn. Accordingly, Allied Riser has instructed its advisers to cease their work evaluating those proposals and has cancelled a meeting of its Board next week to review the proposals.

    Please do not hesitate to contact me if I have misunderstood your position or your letter.

                                  Very truly yours,




                                  /s/ Kathleen R. McLaurin
                                  --------------------------
                                      Kathleen R. McLaurin

cc: Mr. Michael R. Carper
    Allied Riser Communications Corporation

Geoffrey Stewart, Esq.
Jones, Day, Reavis & Pogue


























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